Exhibit 99.1

Press Release

American Financial Group, Inc. Announces the Continued Conversion Rights of Holders of Its Senior Convertible Notes

CINCINNATI--(BUSINESS WIRE)--Jan. 4, 2008--American Financial Group, Inc. (NYSE:AFG)(NASDAQ:AFG) announced today that holders of its Senior Convertible Notes will continue to be entitled to convert their notes to AFG common stock through March 31, 2008, as a result of the trading value of AFG's common stock during December of 2007. Under the Indenture governing the notes, holders may convert each of their notes into 17.2524 shares of AFG common stock if, as of the last day of any calendar quarter, the closing sale price of AFG's common stock for at least 20 trading days in a period of 30 consecutive trading days, ending on the last trading day of such calendar quarter, is more than $25.84 per share (120% of the accreted conversion price per share). During the 2007 fourth quarter, AFG's closing sale price met the specified threshold, closing at $28.88 on December 31, 2007. The average closing sale price during the month of December was $29.31 per share.

The Indenture provides that the Company may elect to pay cash in lieu of delivering shares of common stock to any holder electing to convert. Through 2007, the Company has delivered cash in lieu of common stock upon conversion of the notes. For conversions beginning in 2008, the Company intends to continue to pay cash for the accreted value of the Notes, but may pay amounts in excess of accreted value in stock. Holders electing to convert are not entitled to receive interest accrued since the last payment date.

Under the Indenture, the amount of cash to be paid for each note upon conversion will be equal to 17.2524 times the average closing sale price of the common stock for five consecutive trading days following the Conversion Date for each holder. The date on which the holder satisfies the conversion requirements is deemed the Conversion Date.

To convert a note, a holder must (a) complete and manually sign the conversion notice (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (b) surrender the Security to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (d) pay any transfer or similar taxes, if required. Holders may obtain conversion notices from the Conversion Agent. The Conversion Agent is:

Corporate Trust Services
U.S. Bank West Side Flats Operations Center
60 Livingston Avenue
St. Paul, MN 55107
Mail Station-EP-MN-WS2N
Attention: Lori Buckles
Telephone: 651-495-3520
Fax: 651-495-8158
Email: lori.buckles@usbank.com

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $26 billion. Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.

CONTACT:	American Financial Group, Inc.
Anne N. Watson, 513-579-6652
Vice President - Investor Relations

Web Sites:	www.afginc.com
www.GreatAmericanInsurance.com